FIRST AMENDMENT TO
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                           ASSET ACQUISITION AGREEMENT
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This  First  Amendment  (hereinafter   "Amendment")  to  the  Asset  Acquisition
Agreement (hereinafter "Agreement") between Applied Intelligence Group, Inc. ("Seller") and The Netplex Group, Inc. ("Netplex") is entered into as of this __ day of September, 1998 by and between Seller and Netplex.

                  WHEREAS, on August 31, 1998 Seller and Netplex entered into said Agreement, and

                  WHEREAS, the parties mutually desire to amend certain terms and provisions of said Agreement.

                  WHEREUPON, in consideration of the above premises and in consideration of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                Additional  Defined  Terms.  The following  terms are added to
                  Article 1 of the Agreement:

1                        "Preliminary  Closing Date" shall mean such date as the
consideration for this Agreement is transferred to the Escrow Agent pursuant to the terms of Article 3 of the Agreement as amended hereby, which date shall not be later than September 30, 1998.

     0.2.          "Preliminary  Closing"  shall mean the  transaction at which the consideration provided for by the Agreement will be delivered to the Escrow Agent subject to the terms of the Escrow Agreement.


     0.3.           "Effective Date" shall be September 1, 1998.

     0.4. "Escrow Agent" shall mean such Person to whom the Parties agree shall be delivered the consideration set forth in
                    Article 3 of the Agreement and this Amendment, pursuant to the terms of the Escrow Agreement.

     0.5. "Escrow Agreement" shall mean an agreement to be executed to the mutual satisfaction of the Parties at or prior to the Preliminary Closing Date.


1.                Amendment of Defined Terms:

     1.1. The definition of "Closing" in Section 1.13 of the Agreement is amended as follows: "Closing" shall mean the actual transaction at which the Seller receives from the Escrow Agent the consideration and other documents required to be given by Netplex hereunder, and at which Netplex receives


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                    from the Escrow Agent the documents  required to be given by
                    Seller hereunder. Closing shall take place in Oklahoma City, Oklahoma.

     1.2. The definition of "Closing Date" in Section 1.14 of the Agreement is amended as follows: "Closing Date" shall mean such date after the 21st day following the giving of notice to Seller's shareholders of the transaction contemplated by the Agreement when Netplex and Seller submit the documentation required by the Escrow Agreement to the Escrow Agent to enable each of them to receive the consideration held by the Escrow Agent.

     1.3. "Agreement Documents" shall mean this Agreement and the various Schedules, Exhibits, attachments, and other documents, of which the exchange or execution between Netplex and Seller is contemplated by this Agreement to occur at or before the Closing escrow and any amendments or modifications thereto executed by Seller and Netplex.

2.                Amendment of Delivery of Consideration.

     2.1. Section 3.1 of the Agreement, including is subsections, is deleted and replaced as follows: Consideration to Seller:

                    2.1.1. At Preliminary Closing, Netplex shall deliver and pay to the Escrow Agent (i) the Cash Consideration of Three Million Dollars ($3,000,000) in certified funds or bank wire transfer to an account designated by the EscrowAgreement, less the amounts loaned to Seller under Section 5.1.3 below; (ii) a stock certificate representing the number of shares of Netplex Preferred Stock as calculated below; (iii) the Certificate of Designation of the Preferred Shares.

                    2.1.2. The number of shares of Netplex Preferred Stock which Netplex shall deliver to the Escrow Agent at the Preliminary Closing Date and which will be delivered to Seller by the Escrow Agent at Closing, shall be calculated by dividing one million (1,000,000) by the average reported closing price of the Netplex Common Stock on the NASDAQ Small Cap Market for the twenty (20) days immediately prior to September 1, 1998.

                    2.1.3. At Preliminary Closing, Seller and Netplex shall deliver to the Escrow Agent the executed Earn-Out Agreement in the form substantially as set forth in Exhibit B hereto, and such other Agreements Documents as are provided for by this Agreement, all of which are incorporated by reference as if fully set forth herein.

                    3.1.4. At Preliminary Closing, Netplex shall deliver to the Escrow Agent such other documents as are reasonably necessary to effect the transactions contemplated by this Agreement.

     3.2. Section 3.2 of the Agreement is deleted and replaced as follows: Consideration to Netplex. At Preliminary Closing, Seller shall, subject to the terms, covenants, and conditions of this Agreement, convey, transfer and deliver to the Escrow Agent by an executed bill of sale, assignments, assignments of contracts, and such other documents as are reasonably required to perfect the transfer of the Business and the Assets to Netplex free and clear of all Liens, Contracts and Liabilities, except to the extent identified on Schedule 3.2 hereto, which Schedule identifies the Liens, Contracts and Liabilities Netplex agrees to assume.

3.               Effective Date

     3.1. Subject to the terms of this Amendment, the parties agree and understand that Netplex shall assume the risks and benefits of the Business as of the Effective Date as if the parties had consummated the transaction contemplated hereby on such date; subject however to the Closing of the transaction contemplated by the Agreement as amended hereby.

     3.2. The parties agree and understand that the Preliminary Closing Date shall be such date when the parties deliver the documents and money specified in the Agreement as amended hereby to the Escrow Agent.

     3.3. The parties agree and understand that the Closing Date shall be the day when the Escrow Agent delivers to the respective parties the money and documents delivered to the Escrow Agent at the Preliminary Closing Date.

4.               Transition between Effective Date and Closing

     4.1. As of the Effective Date, Seller shall lease the employees identified on Schedule 4.22 to the Agreement to Netplex as of September 1, 1998 to allow Netplex to assume responsibility for the operation of the Business between the Effective Date and the Preliminary Closing Date of the Agreement as amended. As of the Effective Date, Netplex shall assume total responsibility for completing all Work in Progress and shall assume responsibility for the operation of the Business and all expenses associated therewith.

                    4.1.1. Seller shall continue to keep said employees on its payroll and benefit plans through the
                              Preliminary Closing Date or September 30, whichever occurs later. Netplex shall pay Seller for all costs and expenses directly and indirectly incurred by Seller for such payroll and benefits as set forth in this Amendment. As of October 1, 1998, all employees identified on Schedule 4.22 shall become


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                              direct employees of Netplex and shall be placed on
                              Netplex's benefit plans, and Seller shall have no further obligation regarding the same.

                    4.1.2. Although Netplex shall be responsible for all expenses associated with the Business after the Effective Date, it is anticipated that Seller either has paid or will incur expenses for the Business which are the obligation of Netplex to pay. Such expenses include, without limitation, payroll, benefits, rent, services and amounts paid to third parties for or in relation to the Business such as pagers, cellular phones travel, etc. Netplex shall allow Seller to collect and use, as Seller desires, the receivables invoiced for revenue earned and expenses incurred during September 1998 for the Business ("Invoiced September Earnings"). To the extent that any actual invoice(s) includes revenue earned or expenses incurred during a month prior to September, 1998, such revenue and/or expenses shall not be included within said Invoiced September Earnings. Netplex shall not make any effort to collect or use the Invoiced September Earnings. Netplex shall provide to Seller and/or Trinity Capital, Inc. such documentation as is necessary to allow Seller to continue to finance said receivables for September, 1998 in Seller's name. As of October 1, 1998, all expenses associated with the Business shall become direct obligations of Netplex, and Seller shall have no further obligation regarding the same.

                    4.1.3. Additionally, on September 15, 1998, Netplex shall loan Seller $125,000. On September 30, 1998, Netplex shall loan Seller up to an additional $375,000. The total of such sums loaned ("Loaned Amount"), to the extent not withheld by Netplex from the consideration paid to Seller at Preliminary Closing pursuant to section 3.1.1 of the Agreement as amended hereby, shall be repaid by Seller to Netplex at Closing, without interest, from the sums otherwise due at Closing. If the transaction fails to close, the Loaned Amount shall be due and payable to Netplex within 10 days after the termination of the Agreement or abandonment of the Closing.

                    4.1.4. On or before Closing, Seller shall submit to Netplex an accounting for the actual disbursements for expenses incurred by Seller for or on behalf of the Business from the Effective Date through September ("Actual September Expenses"). If the Actual September Expenses exceed the Invoiced September Earnings less any credits thereon or reductions thereto ("Net Receivables"), then Netplex shall forthwith pay Seller at Closing, without interest, the difference between such Actual September Expenses and the Net

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                              Receivables.  If the Net  Receivables  exceed  the
                              Actual  September  Expenses,   then  Seller  shall
                              forthwith   pay   Netplex  at   Closing,   without
                              interest,   the   difference   between   such  Net
                              Receivables and the Actual September Expenses.

                    4.1.5. Seller shall provide such documentation as Netplex reasonably requests to support the Actual Total Expenses incurred by Seller for the Business for which Seller seeks payment pursuant to Section
                              5.1.4 of this Amendment. In addition, prior to paying any such expenses, Seller shall notify Netplex of any individual payment in excess of $1,000 each.

                    4.1.6. If any of the sums due pursuant to Section 5.1.4 of this Amendment are not paid when due, the party owed such sum shall be entitled to interest at the rate of 10 percent per year on any unpaid principal amount from and after the date such amount was due.

                    4.1.7. Netplex shall indemnify, defend and hold Seller harmless from any Liabilities arising from the nonpayment of any such expenses.

                    4.1.8. It is agreed and understood that, although Robert Barcum and David North will be leased to Netplex pursuant to this Amendment, they will also retain their positions as officers of Seller through the Preliminary Closing Date and will continue to report to Seller's Board of Directors and to represent the interests of Seller on issues relating to or arising out of the Agreement as amended hereby between the Effective Date and the Preliminary Closing Date. Moreover, Netplex agrees that Robert Barcum may retain his position as Chairman of Seller's Board of Directors and may continue to represent the interests of Seller on the issues relating to or arising out of the Agreement as amended hereby between the Effective Date and the Closing thereof. It is also agreed that, although Kay Titchenal will be leased to Netplex pursuant to this Amendment, through the Preliminary Closing Date she will also maintain her responsibilities as Human Resources Director of Seller and will continue to represent the interests of Seller on issues relating to or arising out of this Agreement as amended hereby between the Effective Date and the Preliminary Closing Date.

     4.2. Subject to the terms of Schedule 3.2 to the Agreement, Netplex shall indemnify, defend and hold Seller harmless from any Liabilities related to or arising from Netplex's operation of the Business from and after the Effective Date.


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

     4.3. Notwithstanding the terms of section 8.10 of the Agreement, Netplex shall be entitled to receive any income earned by the Business based on work performed after the Effective Date. Seller shall account to Netplex for the same at the Preliminary Closing Date and, to the extent the same is received after Closing, Seller, upon receipt thereof, shall pay to Netplex such sums received for income earned after the Effective Date.

     4.4. Netplex shall make available to Seller all Business Records of the Business covering the period of time between the Effective Date and the Closing.


     4.5. As of the Effective Date and through the Closing, but subject to the terms of the Agreement and this Amendment, Netplex shall assume total responsibility for and control over the employees leased to Netplex pursuant to this Amendment or otherwise employed by Netplex and shall comply with all federal, state and local laws, rules and regulations relating to said employees. Netplex shall indemnify, defend and hold Seller harmless from any Liabilities arising out of Netplex's use and/or control of such employees.

     4.6. Between the Effective Date and the Closing, in addition to its other obligations under Section 8.2 of the Agreement, Netplex shall continue to maintain the confidentiality of all Business Records of the Business regardless of when the same were generated.


     4.7. Seller shall cooperate with Netplex in providing Netplex with such Business Records as it reasonably needs to operate the Business between the Effective Date and Closing.

     4.8. After the Effective Date, Netplex shall have the right to use the AIG Marks only in relation to the operation of the Business between the Effective Date and Closing as are approved in writing by Seller.

     4.9. Between the Effective Date and the Preliminary Closing Date, Seller shall allow Netplex to use the Assets of the Business and will provide Netplex space at its principal business location to fulfill its obligations hereunder.

     4.10. Subsequent to Closing, the parties shall make such periodic accountings to one another as are reasonably necessary to account for payments due to a party as a result of the payment obligations of a party set forth in the Agreement and/or this Amendment.

     4.11. In the event that the Preliminary Closing fails to be completed by September 30, 1998, or if the Closing is abandoned, for whatever reason, the Agreement as amended hereby, may be terminated by either party. In such event, the lease of the employees shall be terminated and Seller shall assume responsibility for all risks and benefits of the Business. In the

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

                    event of such termination, (i) Seller shall indemnify, defend and hold Netplex harmless from any Liabilities associated therewith after such termination; (ii) Netplex shall deliver to Seller all Business Records, Assets and AIG marks in its possession and Netplex shall forthwith terminate the use thereof; (iii) the Confidentiality Obligations of section 8.2 of the Agreement shall remain in full force and effect; (iv) Netplex shall indemnify, defend and hold Seller harmless from any Liabilities associated with the Business between the Effective Date and such termination; (v) Seller shall be entitled to receive any and all income earned from the Business from and after the Effective Date and Seller shall be responsible for any expenses incurred by the Business from and after the Effective Date.

5.               Modification of certain terms:

     5.1. The term "Closing" as used in sections 4.21 (f) and (g), 5.11, 6.2, 6.4, 7.1, 7.3, 8.5, 8.8, 8.10, 9.1, 9.1(b), 9.2,
                    9.2(b),  9.2(g), 9.2(k), 9.3, 9.3(a), 9.3(b), and 10.1(c) of
                    the Agreement is amended to "Preliminary Closing" as defined in this Amendment. The term "Closing" as used in the introductory clauses of Article 6 and Article 7 is amended to "Preliminary Closing" as defined in this Amendment. The heading of Article 9 of the Agreement is amended as follows:
                    Conditions Precedent to Preliminary Closing.

     5.2. The term "Closing Date" as used in sections 1.25, 8.16, 11.1 and 11.2 of the Agreement is amended to "Effective Date" as defined in this Amendment.

     5.3. The term "Closing Date" as used in section 9.2(k) of the Agreement is amended to "Preliminary Closing Date" as defined in this Agreement.

     5.4. Section 8.2 of the Agreement is amended as follows: The last sentence of 8.2 is deleted and replaced by the following:
                    "This Section 8.2 shall survive the Closing or the termination of this Agreement, as the case may be.

     5.5. Section 10.1 is deleted and replaced as follows: "This Agreement may be terminated without liability of any Party, each to the other, at any time prior to the Preliminary Closing and the Closing contemplated hereby may be abandoned:". The provisions of sections 10.1(a)-10.1(f), inclusive are not amended by the change to section 10.1 except as otherwise set forth in this Amendment.

     5.6. Notwithstanding anything to the contrary in the Agreement or in this Amendment, Section 10.1(b) is deleted and replaced as follows: "(b) by Netplex, or Seller, if the Preliminary Closing shall not have occurred on or

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

                    before September 30, 1998 (provided that the right to terminate this Agreement under this Section 10.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or before such date); or"


     5.7. The Introductory clauses of sections 8.4(a)(b) and (c) shall be amended to read as follows: "For a period of fours years after the Effective Date, if the Closing occurs,".

     5.8. In section 10.1(f) the term "Seller, Netplex" shall be amended to read "Seller or Netplex".

     5.9. The following paragraph is added to Article 9 of the Agreement as Section 9.3(l): "Netplex shall amend its Certificate of Incorporation as set forth in the Certificate of Designation."

     5.10.          The  following  paragraph  is  added as  section  6.8 of the
                    Agreement:   "No  Person   other  than  Seller   and/or  its
                    transferees or designees shall be eligible to hold the Netplex Preferred Stock.

6.               Covenants of Seller.

     6.1.           Seller hereby covenants:

                    6.1.1. That, unless the Agreement is terminated, from and after the execution of the Agreement and through Closing, it will refrain from, and will cause each other Person acting for or on behalf of Seller, to refrain, from taking, directly or indirectly, any action (a) to merge, consolidate, or combine, or to permit any other Person to merge, consolidate or combine, with Seller in a manner which affects the Business or the Assets; and (b) to seek or encourage any offer or proposal from any Person to acquire the Business or any Assets.

                    6.1.2. Seller shall comply with the terms of the Escrow Agreement.

7.                Covenants of Netplex.

     7.1.           Netplex hereby covenants:

                    7.1.1. That between the Effective Date and Closing, it shall conduct the Business and use the Assets only in the ordinary course of business, consistent with the past practices of Seller, which shall include, without limitation, compliance in all respects with all Laws, regulations and administrative orders of any federal, state or local governmental authority that are applicable to Netplex or Seller with respect to the Assets or Business, with the intent of preserving the ongoing operations of the Assets and Business and which shall also include, without limitation, not selling, transferring or disposing of any of the Assets nor making any distributions of cash or other property relating to the Assets to Netplex shareholders or incurring any indebtedness other than accounts payable consistent with past practices.

                    7.1.2. That between the Effective Date and Closing, it shall promptly notify Seller of any materially adverse developments that occur prior to Closing with respect to the Assets or the operation of the Business. Netplex shall keep Seller informed of all material operational matters and business developments with respect to the Business and its markets, including any competitive changes.

                     7.1.3. That between the Effective Date and Closing, it will refrain from, and will cause each other Person acting for or on behalf of Netplex, to refrain, from taking, directly or indirectly, any action (a) to merge, consolidate, or combine, or to permit any other Person to merge, consolidate or combine, with Netplex in a manner which affects the Business or the Assets; and (b) to seek or encourage any offer or proposal from any Person to acquire the Business or any Assets.

                     7.1.4.   Netplex  shall  comply with the Escrow  Agreement.


8.                Other Additional Covenants:

     8.1 Non-solicitation by Netplex. For a period of four (4) years after the Effective Date, if the Closing occurs, Netplex and any of its subsidiaries, Affiliates, successors or assigns shall not, directly or indirectly, alone, or as a partner, partial owner, consultant, or agent of any other corporation, partnership or other business organization, knowingly solicit the employment of, or knowingly hire, any employee of Seller, or any Seller subsidiary, or intentionally cause any such employee to terminate the employee's relationship with Seller or any Seller Affiliate, without the prior written approval of Seller.

9.                Conditions Precedent to Closing.

     9.1. The respective obligations of each party to consummate the Agreement are subject to the satisfaction at Closing Date of the following conditions precedent:

                    9.1.1. No order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or any governmental authority which prohibits the Closing.

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

                    9.1.2. No action, claim, suit or proceeding seeking to enjoin, restrain, or prohibit the consummation of this Agreement shall be pending before any court or any other governmental authority.

     9.2. The obligations of Netplex to consummate the Agreement are subject to the satisfaction or waiver at or prior to the Closing Date of the following condition precedent:

                    9.3.1. Netplex shall have received an opinion of Seller's outside counsel, in form satisfactory to counsel for Netplex, to the effect all necessary approvals of shareholders and/or the Board of Directors of Seller have been obtained for the transaction.

     9.3. The obligation of Seller to consummate the Agreement is subject to the satisfaction or waiver at or prior to the Closing Date of the following condition precedent:

                    9.3.1. Seller shall have received an opinion of Netplex's outside counsel, in form satisfactory to counsel for Seller, to the effect that the Certificate of Designation of the Preferred Stock of Netplex fully complies with all applicable Laws and that all necessary approvals of shareholders and/or the Board of Directors of Netplex have been obtained both for the Certificate of Designation and for the transactions contemplated by the Agreement.

10.  Miscellaneous.

     10.1.          The  Escrow  Agreement  shall be  mutually  agreed  upon and
                    executed   by  Netplex   and  Seller  at  or  prior  to  the
                    Preliminary Closing.

     10.2. Any terms defined in the Agreement used herein and not otherwise defined in this Amendment shall have the meaning for such term that is provided in the Agreement.

     10.3. This Amendment is a material part of the Agreement and the terms hereof supercede any conflicting terms of the Agreement. However, nothing in this Amendment abrogates any provision of the Agreement or the Agreement Documents except as expressly set forth in this Amendment.

     10.4. Captions and numbering. The captions and numbering of the provisions of this Amendment are for convenience only, are not to be interpreted as substantive terms, and are not to be interpreted to signify replacement of similarly captioned or numbered provisions of the Agreement, except where such effect is expressly set forth in this Amendment.

     10.5. The term "Buyer" as used in sections 8.4(a) and 8.4(c) is amended to read "buyer".

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

     10.6.          The term  "Buyer" as used in section  5.6 is amended to read
                    "Netplex".

     10.7. In section 3.2 of the Earnout Agreement, Exhibit B to the Agreement, the date "March 1, 2000" shall be amended to read "March 1, 2001". It is agreed and understood that Seller shall be entitled to receive fifty percent (50%) of the Net Profit from the Business between the Effective Date and September 30, 1998. The Earnout Agreement and the Employment Agreements shall be amended to reflect the same.

                             SIGNATURE PAGE FOLLOWS


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






THE NETPLEX GROUP, INC.



By:
Name:
Title:

APPLIED INTELLIGENCE GROUP, INC.



By:
Name:
Title:

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